BLACKROCK MuniHoldings Fund II, Inc.

FILE #811-08215

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
8/2/2006	COMMONWEALTH OF PUERTO RICO	835,650,000	510,000

Morgan Stanley, Goldman Sachs & Co., Banc of America Securities LLC, Citigroup Global Markets Inc.,  J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co.,  Popular Securities, Inc., Raymond James & Associates, Ramirez & Co. Inc., Wachovia Bank, National Association, UBS Securities LLC